Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 14th day of September, 2012 (the “Effective Date”), by and between United Community Bank, a banking corporation chartered under the laws of the state of Georgia (the “Bank”), and H. Lynn Harton, a resident of the State of South Carolina (the “Executive”).

RECITALS:

Effective as of the date hereof, the Bank desires to employ the Executive as the Chief Operating Officer of the Bank and Executive desires to accept such employment.

The Bank and the Executive desire to enter into an employment agreement to set forth the terms and conditions of the Executive’s employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.           Duties.

              1.1           Position.  The Executive shall be employed as the Chief Operating Officer of the Bank, and, subject to the direction of the Chief Executive Officer, shall perform and discharge well and faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the Bank’s business.

              1.2           Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

  (a)           subject to Section 1.3, devote all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

  (b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to Executive by the Chief Executive Officer.

              1.3            Permitted Activities. The Executive shall devote the Executive’s entire business time, attention and energies to the business of the Bank and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Bank, this shall not be construed as preventing the Executive from:

  (a)           investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor; and

  (b)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as the Chief Executive Officer approves in writing of such activities prior to the Executive’s engaging in them.

2.           Term.       This Agreement shall be in effect for the period beginning with the Effective Date and ending on September 13, 2015 (the “Term”).

3.           Compensation.  The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

3.1           Salary.  The Executive shall be compensated an annual base salary of Four Hundred Thousand Dollars ($400,000), as adjusted as provided herein (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the Board of Directors (or a committee) thereof of the Bank annually for possible adjustments.  The Executive’s Base Salary may not be reduced below its level at any time, except that if base salaries are reduced for all other executive officers of the Bank, the Executive’s Base Salary may be reduced by up to twenty percent (20%) from its highest level, provided that the percentage reduction at any time is no greater than the percentage reduction in base salary for any other executive officer.  The Executive’s Base Salary shall be payable in accordance with the Bank’s normal payroll practices, which shall be no less frequently than monthly.

3.2           Salary Stock.   The Executive shall also be compensated Seventy Five Thousand Dollars ($75,000) annually in salary stock of the Bank’s parent company, United Community Banks, Inc. (the “Company”) pursuant to that certain Stock Grant Agreement between the Company and the Executive dated as of the date hereof.

3.3           Business Expenses.  The Bank shall reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with reimbursement policies of the Bank.  Such expenses of Executive which the Bank currently reimburses include reasonable expenses for professional conferences and conventions, and professional and club memberships.

3.4           Vacation.  The Executive shall be entitled to paid time off in accordance with the Bank’s paid time off policy as the same may be in effect from time to time during the Term; provided, however, that the Executive shall be entitled to thirty (30) paid time off days (for vacation, sick, and personal days) per full calendar year, and if the Executive does not use all of his paid time off days for a year, he may carry over up to five (5) unused paid time off days from the prior year.

3.5           Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to all other executive officers of the Bank.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.  Such benefits may include, by way of example only, retirement, health and disability insurance benefits, sick leave and such other benefits as the Bank deems appropriate.

3.6           Restricted Stock Units.  Executive shall be eligible to receive one hundred fifty thousand (150,000) restricted stock units of the Company, subject to the terms and conditions of the Company’s Amended and Restated 2000 Key Employee Stock Option Plan, as amended from time to time, and those certain Restricted Stock Unit Award Agreements between the Company and the Executive dated as of the date hereof.

3.7           Change in Control Agreement.  Executive shall be eligible to receive certain payments pursuant to that certain Change in Control Severance Agreement between the Company and the Executive dated as of the date hereof.

3.8           Annual Discretionary Bonus.  Executive shall be eligible to receive, within fifteen (15) days of each of his anniversary dates with the Bank during the Term, a discretionary bonus determined by the Board of Directors based upon Executive’s contributions to the Bank.  The amount and form of payment of any bonus will be determined in the sole discretion of the Board and will be subject to state and federal regulatory standards.  The Bank guarantees that Executive will receive, during the first three (3) years of employment (assuming Executive remains employed during such period), discretionary bonuses which cumulatively exceeds Five Hundred Thousand Dollars ($500,000).

3.9           Withholding.  The Bank shall deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.10         Modified Retirement Plan.  Executive shall be eligible to participate in the Company’s Amended and Restated Modified Retirement Plan, as amended from time to time, and receive an One Hundred and Fifty Thousand Dollar ($150,000) annual benefit upon Executive reaching sixty-five (65) years of age, subject to the terms and conditions of such plan.

4.           Termination; Suspension or Reduction of Benefits.

4.1           Termination of Employment.  During the Term, the Executive’s Termination of Employment under this Agreement shall occur only as follows:

(a)           By the Bank:

(1)           for Cause;

(2)           without Cause at any time, in which event the Bank shall pay the Executive, as severance, an amount equal to two (2) times the Executive’s Annual Base Salary and Salary Stock as in effect on the date of Termination of Employment, with six (6) months of the Base Salary paid over six (6) months in normal payroll periods, and the remainder paid to the Executive in one lump sum in accordance with the provisions of Section 4.2(c).

(3)           upon the expiration of the Disability Period.

(b)           By the Executive:

(1)           for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Bank not less than thirty (30) days’ prior written notice of the Executive’s intent to effect his Termination of Employment;

(2)           for Good Reason, in which event the Bank shall pay the Executive, as severance, an amount equal to two (2) times the Executive’s Annual Base Salary and Salary Stock as in effect on the date of Termination of Employment, with six (6) months of the Base Salary paid over six (6) months in normal payroll periods, and the remainder paid to the Executive in one lump sum in accordance with the provisions of Section 4.2(c).

(c)           At any time upon mutual, written agreement of the parties.

(d)           Upon expiration of the Term.

(e)           Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2           Effect of Termination of Employment and Timing of Payments.

(a)           Upon Executive’s Termination of Employment hereunder for any reason, the Bank shall have no further obligations to the Executive or the Executive’s estate, except for the payment of any Base Salary due and owing under Section 3.1 on the effective date of the Termination of Employment, reimbursement under Section 3.3 of expenses incurred up to the effective date of the Termination of Employment, compensation and benefits to which Executive is entitled under the terms of any written compensation or benefit plan or agreement and payment set forth in Section 4.1, if applicable.

(b)           Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Bank’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute and return to the Bank within such period of time following Termination of Employment as is permitted by the Bank (and not timely revoke during any revocation period provided pursuant to such release) a separation and release agreement in the form provided by the Bank.  The Bank shall provide such separation and release agreement in sufficient time so that if the Executive timely executes and returns such agreement to the Bank, the revocation period provided therein shall expire before the date severance is required to begin.

(c)           All payments of severance under this Agreement shall accrue from the date of Termination of Employment and shall commence no later than the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.  Notwithstanding any provision in the Agreement to the contrary, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Code Section 409A, as amended and the standards, regulations or other guidance promulgated thereunder (“Section 409A”).  Specifically, to the extent necessary to avoid the imposition of tax on the Executive under Section 409A, payments payable upon a Termination of Employment shall be suspended until six (6) months following the effective date of Termination of Employment, if, immediately prior to the Executive’s Termination of Employment, the Executive is a “specified employee” (within the meaning of Section 409A).   Each payment hereunder shall be deemed a separate payment for purposes of Section 409A.  The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Executive acknowledges that the Bank does not guarantee any particular tax treatment and that Executive is solely responsible for any taxes owed as a result of this Agreement.

(d)           Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4.1 or any other provision herein in contravention of the requirements of the Federal Deposit Insurance Act.

4.3           Regulatory Matters.

(a)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank  under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement of expenses incurred as of the effective date of termination.

(b)           If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall (1) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (2) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)           All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.  Any rights of the Executive that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)), and the regulations promulgated thereunder in 12 C.F.R. Part 359 or otherwise.

4.4           TARP Treatment.  Notwithstanding anything herein contained to the contrary, this Agreement shall at all times be interpreted and operated in compliance with that certain Securities Purchase Agreement between the United States Department of the Treasury and the Company and Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 (collectively with 31 C.F.R. Section 30.1 and other any standards, regulations or other guidance promulgated under Section 111(b)(3)(D), or any amendments thereto under the American Recovery and Reinvestment Act of 2009 or otherwise, the “TARP Restrictions”) and all payments and benefits under this Agreement shall be subject to, and their payment or granting conditioned on, the Company’s compliance with the TARP Restrictions.

5.                              Employer Information.

5.1           Ownership of Employer Information.   All Bank Information received or developed by the Executive during the Term or while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2           Obligations of the Executive.  The Executive agrees:

                                  (a)            to hold Bank Information in strictest confidence;

                                  (b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

                                  (c)            in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Executive becomes aware that such disclosure has been requested and is required by law.  This Section shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3           Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon the Executive’s Termination of Employment, the Executive shall promptly deliver to the Bank all property belonging to the Bank and its Affiliates, including, without limitation, all Bank Information then in the Executive’s possession or control.

6.           Non-Competition.  The Executive agrees that during the period of time he is employed by the Bank, and in the event of the Executive’s Termination of Employment for any reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Bank, within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business services which are the same as the services the Executive provided for the Bank.

7.           Non-Solicitation of Customers.  The Executive agrees that during the period of time he is employed by the Bank, and in the event of the Executive’s Termination of Employment for any reason, for a period of two (2) years thereafter, the Executive will not (except on behalf of or with the prior written consent of the Bank) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank’s customers, including prospective customers actively sought by the Bank, with whom the Executive had material contact during the last two (2) years of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8.           Non-Solicitation of Employees.  The Executive agrees that during the period of time he is employed by the Bank, and in the event of the Executive’s Termination of Employment for any reason, for a period of two (2) years thereafter, the Executive will not on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank with whom the Executive had material contact during the last two (2) years of the Executive’s employment.

9.           Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Section 5 through 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.1, if applicable.  The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

10.         Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.           No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Bank whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.           Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:
United Community Bank
125 Highway 515 East
Blairsville, Georgia 30512
Attention: Chief Executive Officer

If to the Executive:
H. Lynn Harton
310 McDaniel Avenue
Greenville, South Carolina 29601

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

13.           Assignment.  The rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Bank.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Bank shall have no further liability hereunder, and the successor or assign, as applicable, shall become the employer hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment.  The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.           Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.           Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state court located in Union County, Georgia or federal district court having jurisdiction over Union County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

16.           Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

17.           Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Bank, or the Executive unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18.           Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19.           Survival.  The obligations of the Executive shall survive the Executive’s Termination of Employment and termination or expiration of this Agreement for the period designated under each respective section.

20.           Representation Regarding Restrictive Covenants.  The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Bank contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Bank shall have no obligations to the Executive under this Agreement.

21.           Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)           “Affiliate” shall mean any entity which controls another entity, is controlled by or is under common control with another entity.  For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)           “Area” shall mean the geographic area within a twenty (20) mile radius of any branch location or other office of the Bank.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Bank under this Agreement.

(d)           “Business of the Bank” shall mean the business conducted by the Bank, which is commercial and consumer banking.

(e)           “Cause” shall mean:

(1)         A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)         Conduct by the Executive that amounts to fraud, dishonesty, misappropriation (including, without limitation, the use of funds of the Bank for personal or other non-business purposes), disloyalty or willful misconduct in the performance of the Executive’s duties and responsibilities hereunder;

(3)          Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)          Fraudulent, dishonest, or inappropriate action by the Executive which would, in the reasonable judgment of the Board of Directors of the Bank, adversely impact on the reputation of the Bank;

(5)          Conduct by the Executive that amounts to gross and willful insubordination, material failure to perform the Executive’s duties and responsibilities hereunder, or gross negligence in the performance of the Executive’s duties and responsibilities hereunder;

(6)          Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Bank intends to institute any form of formal or informal regulatory action against the Executive or the Bank, provided that the Board of Directors of the Bank determines in good faith that such action involves acts or omissions by or under the supervision of the Executive or that Executive’s Termination of Employment could materially advance the Bank’s compliance with the purpose of the action or would materially assist the Bank in avoiding or reducing the restrictions or adverse effect to the Bank related to the regulatory action;

(7)          The Executive purchasing securities in any corporation that results in the Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; or

(8)          Executive’s removal and/or permanent prohibition from participating in the conduct of the affairs of the Bank.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)            “Competing Business” shall mean any entity (other than the Bank or its Affiliates) that is conducting any business that is the same or substantially the same as any Business of the Bank.

(h)            “Confidential Information” means data and information relating to the business of the Bank and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Bank and its Affiliates and which has value to the Bank and its Affiliates and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Bank or an Affiliate, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(i)             “Disability” shall mean the Executive’s physical or mental disability or infirmity which would constitute a disability under an accident and health plan maintained by the Bank that provides income replacement benefits or, if the Bank does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity.

(j)             “Disability Period” shall mean the period beginning on the date the Bank determines that the Executive is subject to a condition that constitutes a Disability and ending on either the date that is six (6) months after such determination or the date the Executive begins receiving income replacement benefits under any long-term disability policy maintained by the Bank, whichever occurs first.

(k)            “Bank Information” means Confidential Information and Trade Secrets.

(l)             “Good Reason” shall mean that neither Jimmy C. Tallent nor Executive is serving as the President or the Chief Executive Officer of the Bank (and thus other people fill both such positions); provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Bank in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Bank by the Executive, and the Executive must resign effective no later than sixty (60) days following the Bank’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.

(m)           “Term” shall mean the period the Agreement is in effect pursuant to Section 2.1.

(n)            “Termination of Employment” shall mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A.

(o)            “Trade Secrets” means information of the Bank or an Affiliate including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Bank, and the Executive have executed and delivered this Agreement as of the date first shown above.

UNITED COMMUNITY BANK

By:
Name:
Title:

H. LYNN HARTON